Company Contact:	Investor Relations:
Thomas P. Rosato	Kristen McNally/Brandi Floberg
Chief Executive Officer	The Piacente Group, Inc.
Fortress International Group, Inc.	Phone: (212) 481-2050
Phone: (410) 423-7438	figi@tpg-ir.com

FORTRESS INTERNATIONAL GROUP ANNOUNCES SALE OF RUBICON DIVISION

Columbia, MD – December 22, 2009 – Fortress International Group, Inc. (NASDAQ: FIGI) (“Fortress,” or the “Company”), a leading provider of consulting and engineering, construction management and 24/7/365 site services for mission-critical facilities, today announced it has entered into a definitive agreement with Rubicon Acquisition Company, LLC for the sale of Fortress’ Rubicon Professional Services division for an aggregate purchase price of approximately $1.875 million. Subject to customary closing conditions, including, obtaining certain approvals and consents, the sale is expected to close by year-end.

Under terms of the agreement Rubicon Acquisition will make an upfront cash payment to Fortress of $1.0 million, assume payments of approximately $0.3 million in a promissory note and bonus obligations, and will execute $0.5 million in promissory notes payable monthly over 18 months with a 4% annual interest rate, beginning four months following the close of the agreement.

“The sale of this division supports our objective to strengthen the balance sheet and cash position of Fortress International going into 2010,” said Chief Executive Officer Thomas P. Rosato. “The Rubicon division’s main focus was in project consulting, equipment and construction management services. These tasks remain as Fortress deliverables, however our future and core competency is in our ability to consult, design, manage projects, and ultimately maintain mission-critical facilities under longer term contract relationships where our revenues are not impacted as severely by capital spending.

“We maintain a robust backlog of approximately $67.7 million and continue to be encouraged by marked improvement in economic conditions in our sector,” Mr. Rosato continued. “With strong proposal and pipeline activity underway, we expect to continue to show year-over-year improvement over the coming quarters in new business bookings. More importantly, this sale improves our liquidity and solidifies our short-term financial position. We maintain a full range of best-in-class service offerings, which we believe provide the necessary foundation for our long-term success.”

About Fortress International Group, Inc.

Fortress International Group, Inc. is leading mission-critical facilities into a new era of maximum uptime and efficiency. Fortress provides consulting and engineering, construction management and 24/7/365 site services for the world's most technology dependent organizations. Serving as a trusted advisor, Fortress delivers the strategic guidance and pre-planning that makes every stage of the critical facility lifecycle more efficient. For those who own, lease or manage mission-critical facilities, Fortress provides innovative end-to-end capital management, energy, IT strategy, procurement, design, construction, implementation and operations solutions that optimize performance and reduce cost.

Fortress International Group, Inc. - setting a new standard for the optimized critical facility.

Fortress International Group, Inc. (Nasdaq: FIGI) is headquartered in Maryland, with offices throughout the U.S.  For more information, visit: www.FortressInternationalGroup.com or call 888-321-4877.

FORWARD-LOOKING STATEMENTS

This press release may contain “forward-looking statements”—that is, statements related to future—not past—events, plans, and prospects. In this context, forward-looking statements may address matters such as our expected future business and financial performance, and often contain words such as “guidance,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “should,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain.  Particular uncertainties that could adversely or positively affect the Company’s future results include: the Company’s reliance on a significant portion of its revenues from a limited number of customers; the uncertainty as to whether the Company can replace its declining backlog; risks involved in properly managing complex projects; risks relating to revenues under customer contracts, many of which can be canceled on short notice; risks related to the implementation of the Company’s strategic plan, including the ability to make acquisitions and the performance and future integration of acquired businesses; and other risks and uncertainties disclosed in the Company’s filings with the Securities and Exchange Commission.  These uncertainties may cause the Company’s actual future results to be materially different than those expressed in the Company’s forward-looking statements.  The Company does not undertake to update its forward-looking statements.

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